Exhibit 3.2

SPIN AI INC.

BYLAWS

Adopted March 18, 2026

Article I — Offices

The registered office of the Corporation is 30 N Gould St, Ste R, Sheridan, Wyoming 82801. The Corporation may have other offices from time to time as the Board may designate.

Article II — Shareholders

Annual Meeting. The annual meeting of shareholders shall be held at such time and place as determined by the Board.

Special Meetings. Special meetings may be called by the President, Board, or holders of at least 25% of outstanding shares.

Quorum. A majority of the outstanding voting shares constitutes a quorum.

Voting. Each share of Common Stock entitles the holder to one vote. Cumulative voting is not authorized.

Article III — Directors

Number. The Board shall consist of not fewer than one and not more than nine directors. The initial Board consists of two directors: Katizie Bakht Murad and Nevio Muller.

Term. Each director serves until the next annual meeting of shareholders or until a successor is elected and qualified.

Committees. The Board may, by resolution, designate from among its members one or more committees (e.g., an audit committee, a compensation committee, a nominating committee). As of the date of adoption, the Corporation has no committees. Until independent directors are appointed, the Board as a whole performs the functions that would otherwise be performed by such committees. 02.

Meetings. Board meetings may be held in person or by telephone or video conference. Written consent in lieu of a meeting is permitted.

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Article IV — Officers

The officers of the Corporation are a President, a Treasurer, a Secretary, and such other officers as the Board may designate. Officers serve at the pleasure of the Board.

Initial officer appointments:

•	President: Katizie Bakht Murad
•	Treasurer: Nevio Muller
•	Secretary: Nevio Muller

Article V — Stock Certificates and Transfers

Stock certificates shall be signed by the President and Secretary. Uncertificated shares are permitted. Transfer restrictions and Securities Act legends apply to restricted securities.

Article VI — Related-Party Transactions

Any contract or transaction between the Corporation and any director, officer, or shareholder (or entity in which any of them has a material financial interest) must be: (a) disclosed to the full Board; (b) reviewed by a qualified director or directors (i.e., director(s) with no direct pecuniary interest in the specific transaction); and (c) determined to be fair to the Corporation at the time of authorization. The Corporation acknowledges that "qualified director" under Wyoming law is a lower standard than "independent director" under Nasdaq Rule 5605 or NYSE §303A, and that the Corporation currently has no independent directors.

Article VII — Indemnification

The Corporation shall indemnify its directors and officers to the fullest extent permitted by the Wyoming Business Corporation Act.

Article VIII — Amendments

These Bylaws may be amended by the Board or by the shareholders.

Article IX — Fiscal Year

The fiscal year of the Corporation shall end on March 31 of each year.

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Article X — Seal

The Corporation may have a seal, which may be affixed to any instrument as the Board directs.

/s/ Katizie Bakht Murad

Katizie Bakht Murad
President, on behalf of Spin AI Inc. · March 18, 2026

/s/ Nevio Muller

Nevio Muller
Secretary, on behalf of Spin AI Inc. · March 18, 2026

Incorporator Acknowledgment (pending). The Incorporator (Distributed Inc. d/b/a doola) is requested to countersign these Bylaws as a matter of record. Pending countersignature does not affect the validity of these Bylaws, which were adopted by resolution of the initial directors.

Independence footnote. Mr. Muller does not qualify as "independent" under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02. He is a founder, officer (Treasurer and Secretary), 25% shareholder, and party to a Founder and Director Agreement with the Company. The Company currently has no independent directors within the meaning of those rules. References in this document to Mr. Muller as a "qualified director" use the term of art defined in Wyoming Business Corporation Act §17-16-831(a)(3) — a director who does not have a conflicting interest in the specific transaction under review. This is a narrower and lower statutory standard than the "independent director" standard under Nasdaq Listing Rule 5605(a)(2) or NYSE Listed Company Manual §303A.02, which requires the absence of any material relationship with the Company. A director may be a "qualified director" for purposes of a specific related-party transaction while still not meeting the listing standards' "independent director" definition.

Spin AI Inc. — Bylaws — Dated March 18, 2026

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